Exhibit 99.2

NeurAxis Announces Over $8 Million in IB-Stim™ Revenue

CARMEL, Ind., Aug. 17, 2023 (GLOBE NEWSWIRE) — NeurAxis, Inc. (NYSE American: NRXS) (“NeurAxis” or the “Company”), a medical technology company commercializing neuromodulation therapies that address chronic and debilitating conditions in children and adults, today announced it has generated over $8 million in revenue following the commercial launch of its proprietary IB-Stim™ technology. Sales began after NeurAxis received FDA clearance for IB-Stim™ in the pediatric treatment of functional abdominal pain and irritable bowel syndrome. NeurAxis is conducting clinical trials with IB-Stim™ for four additional pediatric indications, including chronic nausea, post-concussion syndrome, chemotherapy induced nausea and vomiting, and cyclic vomiting syndrome.

Approximately $2 million of the over $8 million in IB-Stim™ revenue through March 31, 2023 was generated in 2020 and 2019.

Brian Carrico, Chief Executive Officer of NeurAxis, said, “We are pleased to have reached over $8 million in sales of our proprietary IB-Stim™ technology and look forward building upon our momentum with the funds received from our recently completed IPO. We continue to drive increasing adoption of our IB-Stim™ therapy, supported by a significant and growing body of positive clinical data and commercial large health insurance company payor support. We believe the growing movement of patients gravitating towards non drug related therapies, especially for children, will continue to fuel our rapidly increasing adoption and the market for our new indications.”

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this document. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in our filings with the Securities and Exchange Commission.

About NeurAxis, Inc.

NeurAxis, Inc., is a medical technology company focused on neuromodulation therapies to address chronic and debilitating conditions in children and adults. NeurAxis is dedicated to advancing science and leveraging evidence-based medicine to drive adoption of its IB-Stim™ therapy, which is its proprietary Percutaneous Electrical Nerve Field Stimulation (PENFS) technology, by the medical, scientific, and patient communities. IB-Stim™ is FDA cleared for functional abdominal pain associated with irritable bowel syndrome (IBS) in adolescents 11-18 years old. Additional clinical trials of PENFS in multiple pediatric and adult conditions with large unmet healthcare needs are underway. For more information, please visit http://neuraxis.com.

The estimated revenues generated in 2019 and 2020 reflect our estimated financial results which were not audited nor reviewed by an independent registered public accounting firm.

Contacts:

Company

NeurAxis, Inc.

info @neuraxis.com

Investor Relations

Gilmartin Group

IR@neuraxis.com